Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2011 Results; Assets Under Management Increase 43% Year-over-year to Record $13.8 Billion; Mutual Fund Assets Increase 98% Year-over-year to Record $1.3 Billion

DALLAS--(BUSINESS WIRE)--July 20, 2011--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2011 second quarter revenues of $18.9 million, net income of $3.7 million and earnings per diluted share of $0.52. This compares to revenues of $13.2 million, net income of $2.5 million and earnings per diluted share of $0.34 in the second quarter of 2010. The second quarter 2011 results include the impact of a performance-based fee of approximately $991,000. Economic Earnings were $6.7 million compared to $5.2 million for the second quarter of 2010. Economic Earnings per share (“Economic EPS”) were $0.94 per diluted share compared to $0.76 per diluted share for the second quarter of 2010. (Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Assets under management were $13.8 billion as of June 30, 2011, an increase of 43% compared to $9.7 billion as of June 30, 2010. The increase was primarily due to market appreciation of assets under management, the acquisition of McCarthy Group Advisors in November 2010 and asset inflows from new and existing clients, partially offset by the withdrawal of assets by certain clients. Mutual fund assets were $1.3 billion as of June 30, 2011, an increase of 98% compared to assets of $652 million as of June 30, 2010, driven by net asset inflows as well as market appreciation.

Brian Casey, Westwood’s President & CEO, commented, “While market volatility returned in the second quarter, our investment teams produced returns ahead of the corresponding benchmarks for most of the products we manage. We posted record assets under management and generated the highest level of quarterly revenue in our history. Our WHG Funds continue to attract strong net inflows resulting in an organic growth rate for the funds of greater than 50% over the last twelve months.”

Westwood’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on October 3, 2011 to stockholders of record on September 15, 2011.

For the six months ended June 30, 2011, Westwood reported revenues of $35.9 million, net income of $7.3 million and earnings per diluted share of $1.01, compared to revenues of $26.4 million, net income of $5.4 million and earnings per diluted share of $0.74, for the same 2010 period. First half 2011 results include the impact of a performance-based fee of approximately $991,000. Economic Earnings for the six months ended June 30, 2011 were $12.8 million compared to $10.0 million for the same period in 2010, while Economic EPS for the six months ended June 30, 2011 were $1.79 per diluted share compared to $1.48 per diluted share for the same period in 2010.

Total expenses for the second quarter were $12.9 million compared with $9.3 million for the second quarter of 2010. Economic Expenses were $10.0 million compared with $6.6 million for the second quarter of 2010. (An explanation and reconciliation of Economic Expenses to total expenses is included in the attached tables.)

Westwood will host a conference call to discuss second quarter 2011 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (international). The conference call can also be accessed at www.westwoodgroup.com under the Investor Relations tab and will be available for replay through July 27 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2591371.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds, individuals and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the quarters ended March 31 and June 30, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
REVENUES:
Advisory fees
Asset-based	$14,334	$10,220	$27,658	$20,300
Performance-based	991	-	991	-
Trust fees	3,472	3,107	6,829	6,116
Other revenues, net	62	(133)	390	(6)
Total revenues	18,859	13,194	35,868	26,410

EXPENSES:
Employee compensation and benefits	10,134	7,355	18,789	14,151
Sales and marketing	247	255	445	388
WHG mutual funds	233	118	489	261
Information technology	542	322	1,000	649
Professional services	793	527	1,728	1,099
General and administrative	994	677	1,882	1,369
Total expenses	12,943	9,254	24,333	17,917
Income before income taxes	5,916	3,940	11,535	8,493
Provision for income taxes	2,179	1,447	4,249	3,067
Net income	$3,737	$2,493	$7,286	$5,426

Earnings per share:
Basic	$0.53	$0.34	$1.05	$0.74
Diluted	$0.52	$0.34	$1.01	$0.74

Dividends declared per share	$0.35	$0.33	$0.70	$0.66

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of June 30, 2011 and December 31, 2010 (in thousands, except par value and share amounts)

	June 30, 2011 (unaudited)	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$5,174	$1,744
Accounts receivable	9,336	7,348
Investments, at fair value	44,760	43,300
Deferred income taxes	2,315	2,757
Prepaid income taxes	1,122	-
Other current assets	1,085	733
Total current assets	63,792	55,882
Goodwill	11,338	11,281
Intangible assets, net	4,869	5,119
Property and equipment, net of accumulated depreciation of $1,643 and $1,542	719	346
Total assets	$80,718	$72,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,712	$1,290
Dividends payable	2,650	-
Compensation and benefits payable	7,338	9,369
Income taxes payable	-	173
Deferred acquisition liability	939	899
Other current liabilities	14	13
Total current liabilities	12,653	11,744
Deferred income taxes	1,212	117
Dividends payable	148	-
Deferred rent	171	90
Total long-term liabilities	1,531	207
Total liabilities	14,184	11,951
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,089,068 and outstanding 7,789,039 shares at June 30, 2011; issued 7,874,873 and outstanding 7,645,678 shares at December 31, 2010	81	79
Additional paid-in capital	71,564	65,639
Treasury stock, at cost – 300,029 shares at June 30, 2011; 229,195 shares at December 31, 2010	(11,367)	(8,749)
Accumulated other comprehensive income, net of deferred taxes	1,633	926
Retained earnings	4,623	2,782
Total stockholders’ equity	66,534	60,677
Total liabilities and stockholders’ equity	$80,718	$72,628

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the six months ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,286	$5,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	130	142
Amortization of intangible assets	250	52
Fair value adjustment of deferred acquisition liabilities	40	46
Unrealized gains and losses on trading investments	(213)	87
Restricted stock amortization	5,192	4,540
Deferred income taxes	1,157	78
Excess tax benefits from stock based compensation	(558)	(701)
Net purchases of investments – trading securities	(160)	(26)
Change in operating assets and liabilities:
Accounts receivable	(1,988)	590
Other current assets	(381)	(27)
Accounts payable and accrued liabilities	420	124
Compensation and benefits payable	(2,031)	(1,285)
Income taxes payable and prepaid income taxes	(600)	(417)
Other liabilities	127	(35)
Net cash provided by operating activities	8,671	8,594

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available for sale investments	-	(24,626)
Sales of available for sale investments	-	23,790
Purchase of property and equipment	(576)	(35)
Net cash used in investing activities	(576)	(871)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(2,618)	(2,055)
Excess tax benefits from stock based compensation	558	701
Cash dividends	(2,645)	(4,763)
Proceeds from exercise of stock options	40	170
Net cash used in financing activities	(4,665)	(5,947)

NET INCREASE IN CASH	3,430	1,776
Cash and cash equivalents, beginning of period	1,744	2,879
Cash and cash equivalents, end of period	$5,174	$4,655

Supplemental cash flow information:
Cash paid during the period for income taxes	$3,750	$3,406

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses (in thousands, except per share data and share amounts) (unaudited)

	Three Months Ended June 30%
	2011	2010	Change
Net Income	$3,737	$2,493	50%
Add: Restricted stock expense	2,809	2,649	6
Add: Intangible amortization	125	26	381
Add: Tax benefit from goodwill amortization	52	9	478
Economic earnings	$6,723	$5,177	30

Diluted weighted average shares	7,186,366	6,839,414	5
Economic earnings per share	$0.94	$0.76	24

Total expenses	$12,943	$9,254	40
Less: Restricted stock expense	(2,809)	(2,649)	6
Less: Intangible amortization	(125)	(26)	381
Economic expenses	$10,009	$6,579	52%

	Six Months Ended June 30%
	2011	2010	Change
Net Income	$7,286	$5,426	34%
Add: Restricted stock expense	5,192	4,540	14
Add: Intangible amortization	250	53	372
Add: Tax benefit from goodwill amortization	105	19	453
Economic earnings	$12,833	$10,038	28

Diluted weighted average shares	7,183,941	6,797,338	6
Economic earnings per share	$1.79	$1.48	21

Total expenses	$24,333	$17,917	36
Less: Restricted stock expense	(5,192)	(4,540)	14
Less: Intangible amortization	(250)	(53)	372
Economic expenses	$18,891	$13,324	42%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900